Exhibit 99.1

News Release

Contact: Media:  Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer 843 388-8433

                   Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433

Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares, Inc. Completes Market Expansion for 2007

Mt. Pleasant, SC, October 25, 2007 -Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, announced today results for the third fiscal quarter ending September 30, 2007.  President and Chief Executive Officer, Robert E. “Chip” Coffee, Jr. reported that “against a backdrop of significant volatility in worldwide financial markets Tidelands continued to experience strong loan and deposit growth. The company continues to grow into its branch network which was expanded significantly during the second quarter.” We celebrated our third grand opening for 2007 in Myrtle Beach at our Professional Drive location on July 12th. On July 23rd, we celebrated our fourth and final branch opening for the year in West Ashley, a suburb of Charleston. The West Ashley and Myrtle Beach branches are located in areas with strong business development potential from which we intend to attract new customers through community involvement and building relationships with our new neighbors.

Coffee noted that during the third quarter assets grew by $46.2 million, loans increased by $20.3 million, and deposits expanded by $21.0 million. Year-to-date growth for assets, loans and deposits was $137.2 million, $88.5 million, and $112.1 million, respectively.  These year-to-date increases represent annualized growth rates of 54.5%, 43.3%, and 57.9%, respectively.

During the third quarter, earnings were impacted by an increase in occupancy expense related to the opening of our new branch facilities, the addition of new employees, insurance fees and assessments related to deposit growth and ongoing compliance with Sarbanes-Oxley.  As of September 30, 2007, our year-to-date profit totaled $174,966, which included net income of $46,868 for the third quarter. In comparison, profits for the previous period during 2006 totaled $1,115,554 and $385,118 for the year-to-date and quarter-to-date amounts, respectively.  On a per share basis, our year-to-date September 30, 2007 earnings amounted to $0.04 on both a basic and diluted basis, compared to basic earnings of $0.37, or $0.36 per share on a diluted basis, for the previous period during 2006.  For the quarter ended September 30, 2007, our net earnings amounted to $0.01 per share on both a basic and diluted basis, compared to $0.13 and $0.12 per share on a basic and diluted basis, respectively, in the quarter ended September 30, 2006.

Year-to-date net interest income increased $2.0 million or 27.2% over the period ended September 30, 2006, the result of above average growth on the balance sheet. For the nine-month period, the net interest margin declined from 3.74% to 3.15%. Contributing to this decline are several factors which include our positioning the balance sheet to include 44.4% of fixed rate loans, increasing the amount of fixed rate investments and funding the growth of our balance sheet with a significant percentage of wholesale funds that have a negative impact on our overall cost of funding. Meanwhile, our non-interest expenses increased $3.9 million, primarily as a result of branch and personnel additions undertaken during 2007.

Return on average assets was 0.06% for the nine months ended September 30, 2007, compared to 0.56% for the same period in 2006. Return on average shareholders’ equity was 0.56% for the nine months ended September 30, 2007, compared to 6.32% for the same period in 2006.

At September 30, 2007, our allowance for loan losses was maintained at 1.18% of total loans. At September 30, 2007, nonperforming assets, past due and restructured loans to gross loans were 0.16% with year-to-date net charge-offs to average loans of 0.07%. Our bank does not engage in sub-prime financing, or own collateralized debt obligations. Our bank continues to focus on providing credit and deposit products for proven customer relationships. Through September 30, 2007 the company has provided additions to the loan loss reserve totaling $1,025,000. During the quarter, our analysis of SFAS No. 5, Accounting for Contingencies, and SFAS No. 114, Accounting by Creditors for Impairment of a Loan indicated that the level of the allowance for loan losses is appropriate to cover estimated credit losses on individually evaluated loans as well as estimated credit losses inherent in the remainder of the portfolio.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data as of and for the quarter ended September 30, 2007 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income:
Loans, including fees	$20,337,589	$14,354,568	$7,354,042	$5,547,789
Securities available for sale, taxable	1,525,428	805,295	557,386	409,487
Securities available for sale, non-taxable	300,873	-	141,781	-
Federal funds sold	614,359	169,748	182,233	76,158
Interest-bearing balances	12,202	2,322	8,056	1,986

Total interest income	22,790,451	15,331,933	8,243,498	6,035,420

Interest expense:
Time deposits $100,000 and over	267,089	360,591	81,364	129,865
Other deposits	11,780,286	6,891,334	4,436,821	2,845,718
Other borrowings	1,612,245	901,087	557,790	472,811

Total interest expense	13,659,620	8,153,012	5,075,975	3,448,394

Net interest income	9,130,831	7,178,921	3,167,523	2,587,026
Provision for loan losses	1,025,000	1,116,000	-	288,000

Net interest income after
provision for loan losses	8,105,831	6,062,921	3,167,523	2,299,026

Noninterest income:
Service charges on deposit accounts	26,882	16,753	9,806	5,875
Residential mortgage origination income	664,768	531,502	221,784	188,400
Gain on sale of securities available for sale	5,558	-	2,694	-
Other service fees and commissions	138,860	100,448	53,846	36,627
Bank owned life insurance	216,655	-	73,195	-
Other	14,062	13,918	5,430	4,767

Total noninterest income	1,066,785	662,621	366,755	235,669

Noninterest expense:
Salaries and employee benefits	5,165,029	3,052,543	1,957,567	1,210,173
Net occupancy	715,605	333,076	335,267	160,726
Furniture and equipment	330,417	224,033	155,733	79,762
Other operating	2,679,599	1,345,336	1,010,843	472,916

Total noninterest expense	8,890,650	4,954,988	3,459,410	1,923,577

Income before income taxes	281,966	1,770,554	74,868	611,118
Income tax expense	107,000	655,000	28,000	226,000

Net income	$174,966	$1,115,554	$46,868	$385,118

Earnings per common share
Basic earnings per share	$0.04	$0.37	$0.01	$0.13

Diluted earnings per share	$0.04	$0.36	$0.01	$0.12

Weighted average common shares outstanding
Basic	4,275,215	3,053,032	4,276,686	3,066,626

Diluted	4,275,215	3,111,196	4,276,686	3,135,202

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$5,231,612	$2,899,995
Federal funds sold	8,051,000	2,514,000

Total cash and cash equivalents	13,282,612	5,413,995

Securities available for sale	70,159,943	37,503,989
Nonmarketable equity securities	2,054,300	1,182,100

Total securities	72,214,243	38,686,089

Mortgage loans held for sale	888,721	2,557,434

Loans receivable	361,679,237	273,210,128
Less allowance for loan losses	4,269,894	3,467,000

Loans, net	357,409,343	269,743,128

Premises, furniture and equipment, net	17,325,433	8,784,902
Accrued interest receivable	2,509,998	1,920,279
Bank owned life insurance	7,775,779	7,559,124
Other assets	2,343,254	1,907,133

Total assets	$473,749,383	$336,572,084

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$13,484,914	$9,461,150
Interest-bearing transaction accounts	8,957,038	5,956,213
Savings and money market	220,237,672	138,834,651
Time deposits $100,000 and over	10,620,748	7,814,307
Other time deposits	117,969,131	97,066,376

Total deposits	371,269,503	259,132,697

Securities sold under agreements to repurchase	20,000,000	10,000,000
Junior subordinated debentures	8,248,000	8,248,000
Advances from Federal Home Loan Bank	30,000,000	16,000,000
Accrued interest payable	1,172,167	971,432
Other liabilities	791,723	399,501

Total liabilities	431,481,393	294,751,630

Commitments and contingencies	-	-

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized,
none issued.	-	-
Common stock, $.01 par value, 10,000,000 shares authorized;
4,276,776 and 4,272,385 shares issued and outstanding
at September 30, 2007 and December 31, 2006,
respectively	42,768	42,724
Capital surplus	42,610,999	42,045,551
Retained deficit	(189,174)	(364,140)
Accumulated other comprehensive income (loss)	(196,603)	96,319

Total shareholders' equity	42,267,990	41,820,454

Total liabilities and shareholders' equity	$473,749,383	$336,572,084

Tidelands Bancshares, Inc. and Subsidiary

Per Share Data:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income, basic	$0.04	$0.37	$0.01	$0.13
Net income, diluted	$0.04	$0.36	$0.01	$0.12
Book value	$9.88	$8.02	$9.88	$8.02
Weighted average number of shares outstanding:
Basic	4,275,215	3,053,032	4,276,686	3,066,626
Diluted	4,275,215	3,111,196	4,276,686	3,135,202

Performance Ratios:
Return on average assets (1)	0.06%	0.56%	0.04%	0.50%
Return on average equity (1)	0.56%	6.32%	0.44%	6.33%
Net interest margin (1)	3.15%	3.74%	2.98%	3.47%
Efficiency ratio (2)	87.18%	63.19%	97.88%	68.15%

Asset Quality Ratios:

	At September 30,
	2007	2006
Nonperforming assets, past due and restructured
loans to gross loans (3)	0.16%	0.00%
Nonperforming assets, past due and restructured to
total assets	0.12%	0.00%
Net charge-offs year to date to average total
loans (3)	0.07%	0.00%
Allowance for loan losses to nonperforming
loans, past due and restructured loans	733.93%	0.00%
Allowance for loan losses to total loans (3)	1.18%	1.25%

Capital Ratios:

	At September 30,
	2007	2006
Period end tangible equity to tangible assets	8.92%	7.77%
Leverage ratio	10.93%	10.31%
Tier 1 risk-based capital ratio	12.68%	11.31%
Total risk-based capital ratio	13.78%	12.51%

Growth Ratios and Other Data(4):
Percentage change in assets	40.76%	53.30%
Percentage change in loans (3)	32.38%	49.58%
Percentage change in deposits	43.27%	46.41%
Percentage change in equity	1.07%	6.49%
Loans to deposit ratio (3)	97.42%	105.10%

_________________
1 – Annualized for the three and nine month periods.
2 – Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
3 – Includes nonperforming loans, if any.
4 – Growth from the previous year end amount.